Exhibit 10.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of August 31, 2017, by and among Emerson Radio Corp., a Delaware corporation (the “Company”), and BML Investment Partners, L.P., (“Seller”).

WHEREAS, Seller is the beneficial holder of 2,000,000 shares of the issued and outstanding common stock, par value $0.01 per share, of the Company (the “Shares”); and

WHEREAS, Seller desires to sell to the Company, and the Company desires to purchase from Seller, free and clear of any and all Liens (as defined herein), the Shares.

NOW, THEREFORE, in consideration of the foregoing premises and the covenants, agreements and representations and warranties contained herein, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE; CLOSING

Section 1.1 Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, Seller agrees to sell, convey, assign, transfer and deliver to the Company, and the Company agrees to purchase from Seller, all of the Shares, free and clear of any and all mortgages, pledges, encumbrances, liens, security interests, options, charges, deeds of trust, deeds to secure debt, title retention agreements, rights of first refusal or offer, limitations on voting rights, proxies, voting agreements, limitations on transfer or claims of any kind or nature whatsoever (collectively, “Liens”).

Section 1.2 Purchase Price. Upon the terms and subject to the conditions of this Agreement, in consideration of the sale, conveyance, assignment, transfer and delivery to the Company of the Shares, the Company shall pay to Seller a price per Share of $1.50 (the “Purchase Price”), for an aggregate price of $3,000,000 in cash.

Section 1.3 Expenses. Except as expressly set forth in this Agreement, all fees and expenses incurred by a party hereto in connection with the matters contemplated by this Agreement shall be borne by the party incurring such fee or expense, including without limitation the fees and expenses of any investment banks, attorneys, accountants or other experts or advisors retained by such party.

Section 1.4 Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place or be directed from the offices of Orrick, Herrington & Sutcliffe LLP, 51 West 52nd Street, New York, New York 10019, at 10:00 a.m. local time, on the date hereof, or at such other place, date or time as the parties may agree in writing (the “Closing Date”).

Section 1.5 Closing Deliveries.

(a) At the Closing, in accordance with Section 1.2, the Company shall deliver or cause to be delivered to Seller the Purchase Price, by wire transfer of immediately available funds to such account or accounts as Seller has specified in writing.

(b) At the Closing, Seller shall cause to be delivered to the Company, by electronic delivery, the Shares, free and clear of any and all Liens.

Section 1.6 Public Announcement; Public Filings.

(a) Except as otherwise provided in this Section 1.6 or as required by law or valid legal process, each party agrees not to issue any press release or make any other public statement regarding this Agreement or the transactions contemplated herein without the other parties’ prior written consent (not to be unreasonably withheld, delayed or conditioned).

(b) Promptly following the date hereof, Seller will cause to be filed with the Securities and Exchange Commission an amendment to its Schedule 13G and, prior to filing, will provide the Company and its counsel a reasonable opportunity to review and comment upon such amendment.

(c) Following the date hereof (and within four business days hereafter), the Company shall file with the Securities and Exchange Commission a Current Report on Form 8-K regarding the transactions contemplated herein and, prior to filing, will provide Seller and its counsel a reasonable opportunity to review and comment on such Form 8-K.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to the Company that:

Section 2.1 Existence; Authority. Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement.

Section 2.2 Enforceability. This Agreement has been duly and validly executed and delivered by Seller and, assuming due and valid authorization, execution and delivery by the Company, this Agreement constitutes a legal, valid and binding obligation of Seller, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 2.3 Ownership. Seller is the sole beneficial owner of the Shares, free and clear of any and all Liens. Seller has full power and authority to transfer to the Company full legal ownership of the Shares, is not required to obtain the approval of any person or governmental agency or organization to effect the sale of the Shares and the transfer of the Shares as contemplated hereby will effectively vest in the Company good, valid and marketable title to the Shares, free and clear of any and all Liens.

Section 2.4 No Proceedings. There is no suit, action, investigation or proceeding pending or, to the knowledge of Seller, threatened against Seller before any relevant governmental authority that could impair Seller’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 2.5 Other Acknowledgments.

(a) Seller is a sophisticated investor and has such knowledge and experience in financial and business matters as to be capable of independently evaluating the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, and is able to bear the risks attendant to the transactions contemplated hereby. Seller acknowledges that the Company may have material non-public information concerning the Company and its condition (financial and otherwise), results of operations, businesses, properties, plans and prospects and that such information could be material to Seller’s decision to sell its Shares or otherwise materially adverse to its interests. Seller acknowledges and agrees that the Company shall have no obligation to disclose to it any such information and hereby waives and releases, to the fullest extent permitted by law (including the federal securities laws), any and all claims and causes of action it has or may have against the Company and its affiliates, officers, directors, employees, agents and representatives based upon, relating to or arising out of nondisclosure of such information or the sale of the Shares hereunder.

(b) Seller has had the opportunity to obtain and has obtained adequate information concerning the business and financial condition of the Company to make an informed decision regarding the sale of the Shares and has, independently and without reliance upon the Company or its affiliates, made its own analysis and decision to sell the Shares. With respect to legal, tax, accounting, financial and other considerations involved in the transactions contemplated by this Agreement, including the sale of the Shares, Seller is not relying on the Company (or any agent or representative thereof). Seller has carefully considered and, to the extent it believes such discussion necessary, discussed with professional legal, tax, accounting, financial and other advisors the suitability of the transactions contemplated by this Agreement, including the sale of the Shares. Seller acknowledges that neither the Company nor any of its directors, officers, subsidiaries or affiliates has made or makes any representations or warranties, whether express or implied, of any kind with respect to the Company except as expressly set forth in this Agreement.

(c) Seller is an “accredited investor” as defined in Rule 501 promulgated under the Securities Act of 1933, as amended. The sale of the Shares by Seller (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to Seller.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Seller that:

Section 3.1 Existence; Authority. The Company is validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.

Section 3.2 Enforceability. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Seller, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as such enforceability may be affected by bankruptcy, insolvency, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles.

Section 3.3 No Proceedings. There is no suit, action, investigation or proceeding pending or, to the knowledge of the Company, threatened against the Company before any relevant governmental authority that could impair the Company’s ability to perform its obligations hereunder or to consummate the transactions contemplated hereby.

Section 3.4 Other Acknowledgments. The purchase of the Shares by the Company (i) was privately negotiated in an independent transaction and (ii) does not violate any rules or regulations applicable to the Company.

Section 3.5 No Conflict. Neither the execution and delivery of this Agreement nor the consummation of the transaction contemplated hereby, nor compliance with or fulfillment of the terms, conditions, and provisions hereof, will conflict with, result in a breach of the terms, conditions, or provisions of, or constitute a default, event of default, or an event creating rights of acceleration, termination, or cancellation or a loss of rights under (i) the certificate of incorporation or bylaws of the Company, or (ii) any material note, instrument, agreement, mortgage, lease, license, franchise, permit, or other authorization, right, restriction, or obligation to which the Company is a party or by which the Company is bound.

ARTICLE IV

MISCELLANEOUS

Section 4.1 Survival. Each of the representations, warranties, covenants, and agreements in this Agreement or pursuant hereto shall survive the Closing. Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith. Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement. Except as expressly set forth in this Agreement, no party has made any representation warranty, covenant or agreement with respect to the Shares or the Company.

Section 4.2 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if so given) by hand delivery, electronic transmission, telecopy or mail (registered or certified, postage prepaid, return receipt requested) to the respective parties hereto addressed as follows:

If to the Company:

c/o Emerson Radio Corp.

3 University Plaza, Suite 405

Hackensack, NJ 07601

Attn: Barry Smith

Facsimile: (973) 428-2072

Email: bsmith@emersonradio.com

With a copy to:

Orrick, Herrington & Sutcliffe LLP

51 West 52nd Street

New York, NY 10019

Attn: Christopher Austin

Facsimile: (212) 506-5151

Email: caustin@orrick.com

If to Seller:

c/o BML Investment Partners, L.P.

65 E Cedar – Suite 2

Zionsville, IN 46077

Attn: General Partner

Facsimile: (317) 344- 6690

Email: bleonard@bmlcapital.com

With a copy to:

Barnes & Thornburg LLP

11 S. Meridian Street

Indianapolis, IN 46204

Attn: David P. Hooper

Facsimile: (317) 231-7433

Email: dhooper@btlaw.com

Section 4.3 Specific Performance. The Company, on the one hand, and Seller, on the other hand, acknowledge and agree that the other would be irreparably injured by a breach of this Agreement and that money damages are an inadequate remedy for an actual or threatened breach of this Agreement. Accordingly, the parties agree to the granting of specific performance of this Agreement and injunctive or other equitable relief as a remedy for any such breach or threatened breach, without proof of actual damages, and further agree to waive any requirement for the securing or posting of any bond in connection with any such remedy. Such remedy shall not be deemed to be the exclusive remedy for a breach of this Agreement, but shall be in addition to all other remedies available at law or equity.

Section 4.4 No Waiver. Any waiver by any party hereto of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party hereto to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

Section 4.5 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding. The parties agree that the court making any such determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of, delete specific words or phrases in, or replace any such invalid or unenforceable provision with one that is valid and enforceable and that comes closest to expressing the intention of such invalid or unenforceable provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 4.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that this Agreement (and any of the rights, interests or obligations of any party hereunder) may not be assigned by any party without the prior written consent of the other parties hereto, such consent not to be unreasonably withheld. Any purported assignment of a party’s rights under this Agreement in violation of the preceding sentence shall be null and void.

Section 4.7 Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and, except as expressly set forth herein, is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective permitted successors or assigns.

Section 4.8 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.9 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York applicable to agreements made and to be performed in such state.

Section 4.10 Submission to Jurisdiction. Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the U.S. federal and New York state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the parties hereto irrevocably and unconditionally waives any objections to the laying of venue of any action, suit or proceeding relating to this Agreement in such courts, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties hereto agrees that final judgment in any such suit, action or proceeding brought in such court shall be conclusive and binding upon the Company and Seller, as applicable, and may be enforced in any court to the jurisdiction of which the Company and Seller, as applicable, is subject by a suit upon such judgment. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 4.11 Counterparts; Facsimile. This Agreement may be executed in counterparts, including by facsimile or .pdf electronic transmission, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

Section 4.12 Further Assurances. Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to execute such additional documents, to use commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate or make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.13 Interpretation. The parties acknowledge and agree that this Agreement has been negotiated at arm’s length and among parties equally sophisticated and knowledgeable in the matters covered hereby. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the party that has drafted it is not applicable and is hereby waived.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

EMERSON RADIO CORP.

By:	/s/ Barry Smith
Name: Barry Smith
Title: Treasurer & SVP Operations

BML INVESTMENT PARTNERS, L.P.

By:	BML Capital Management, LLC, its General Partner

By:	/s/ Braden M. Leonard
Name: Braden M. Leonard
Title: Managing Member

Signature Page to Purchase Agreement